EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Registration Statement of Viad Corp on Form S-8 of our report dated February 20, 1998 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for impairment of long-lived assets in 1995) appearing in the Annual Report on Form 10-K of Viad Corp for the year ended December 31, 1997.

     We also consent to the reference to us under the heading
"Experts" in such Registration Statement.




/s/  Deloitte & Touche LLP

Deloitte & Touche LLP
Phoenix, Arizona
September 11, 1998